Exhibit 10.2
One Boston Place
Boston, Massachusetts
02108-4409 USA
Telephone +1 617 999.1000
Facsimile +1 617 999.1470
www.tmng.com
October 20, 2006
Susan Simmons
[Home Address]
Dear Susan:
This Agreement confirms the terms of Your employment as a Vice President of Cambridge Strategic Management Group, Inc. (the “Company”), a TMNG Global company.
          1. Term. The initial term of this Agreement shall be two years from the date first noted above, unless such term is terminated earlier pursuant to paragraph 12 below (the “Term”). The Agreement shall automatically renew for successive one-year renewal terms unless either party gives the other party sixty (60) days advance notice of their intent not to renew.
          2. Base Salary. You will be paid in bi-weekly installments based on an annual salary of $250,000.
          3. Bonus. You will be eligible to receive bonuses based upon fee revenue generated by You for the Company in accordance with the terms of the 2006 Incentive Compensation Agreement (the “Incentive Compensation Agreement”) entered into by You and the Company and any successor agreement, plus any other Incentive Compensation Plans as may be adopted by the Company in its sole and exclusive discretion.
          4. Duties. Your duties as a Vice President of the Company will be defined by the Company in its sole and exclusive discretion, which duties You agree to perform, unless You believe such duties require You to do something unlawful or unethical, in which case You agree to bring the matter to the attention of the Company as soon as is reasonably practicable. The Company reserves the right to amend or modify Your duties in its sole and exclusive discretion at any time for any reason, provided that in all events your duties are consistent with those customary and usual for a position as Vice President of the Company. In performing Your duties, You shall devote all working time, ability and attention to the business of the Company, You shall at all times act in the best interest of the Company, and, in accordance with the highest ethical standards, You shall seek to maximize the financial success of the Company’s business and to optimize the goodwill and reputation of the Company within its industry and with its customers, and You shall not — directly or indirectly — render any services to or for the benefit of any other business, whether for compensation or otherwise, without the prior written approval of the CEO of the Company. Your employment with the Company shall at all times be subject to the Company’s then applicable policies and practices.
          5. Benefits. In addition to the compensation in paragraphs 2 and 3 of this Agreement, You shall be eligible for the following:
     a. Participation in Employee Plans. You shall be eligible to participate in any health, disability, and group term life insurance plans or other perquisites and fringe benefits that the Company extends generally from time to time to employees of the Company at the level of Vice President.

     b. Paid Time Off. You shall be eligible for Paid Time Off in accordance with the Company’s Paid Time Off policy then in effect and applicable to Vice Presidents.
          6. Reimbursement of Expenses. Subject to such reasonable rules and procedures as the Company from time to time specifies, the Company shall reimburse you on a bi-weekly basis for reasonable business expenses necessarily incurred in the performance of Your duties under this Agreement.
          7. Confidentiality/Trade Secrets. You acknowledge Your position with the Company is one of the highest trust and confidence, both by reason of Your position and by reason of Your access to and contact with the trade secrets and confidential and/or proprietary information of the Company. Both during the term of this Agreement and thereafter, You therefore covenant and agree as follows:
     a. You shall use Your best efforts and exercise utmost diligence to protect and to safeguard the trade secrets and confidential and/or proprietary information of the Company, including, but not limited to, the identity of its current and/or prospective customers, suppliers, and licensors; its arrangements with its customers, suppliers, and licensors; and its technical, financial, and marketing data, records, compilations of information, processes, programs, methods, techniques, recipes, and specifications relating to its customers, suppliers, licensors, products, and services;
     b. You shall not disclose any of the Company’s trade secrets or confidential and/or proprietary information, except as may be required in the course of Your employment with the Company or by law, in which case You agree to provide the Company with as much notice as is reasonably practicable in the event the Company wishes to intervene to protect its rights; and
     c. You shall not use, directly or indirectly, for Your own benefit or for the benefit of another, any of the Company’s trade secrets or confidential and/or proprietary information.
All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company, whether prepared by You or otherwise coming into Your possession, shall be the exclusive property of the Company and shall be delivered to the Company and not reproduced and/or retained by You upon termination of Your employment for any reason whatsoever or at any other time upon request of the Company.
          8. Discoveries. In addition to Your services, the Company shall exclusively own forever and throughout the world all rights of any kind or nature now or hereafter known in and to all of the products of Your services performed under this Agreement in any capacity and any and all parts thereof, including but not limited to copyright, patent, and all other property or proprietary rights in or to any ideas, concepts, designs, drawings, plans, prototypes, or any other similar creative works and to the product of any or all of such services under this Agreement (“Inventions”). In addition, You hereby agree, during and after the Term, to assign to the Company in writing (and to take any and all other actions as the Company requests to carry out the intent of this paragraph 8) any and all rights, title, or interest in any such copyrights, patents, property or proprietary rights relating to the Inventions. You acknowledge and agree that, for copyright purposes, You are performing services as the Company’s employee-for-hire, which services include Inventions relating to the Company’s business or research and development (which may be defined in the Company sole and exclusive discretion and may change from time to time), as well as Inventions developed with the use of the Company’s trade secrets, confidential and/or proprietary information, facilities, or equipment. You acknowledge and agree that all memoranda, notes, records, and other documents made or compiled by You or made available to You during the Term concerning Your services performed under this Agreement shall be the Company’s property and shall be delivered by

You to the Company upon termination of Your employment or at any other time at the Company’s request.
          9. Non-Competition. You covenant and agree that, during the period of Your employment, You shall not compete with the Company in any way, without the prior written consent of the Company, directly or indirectly, including but not limited to as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership (other than ownership of securities of publicly held corporations of which You own less than five percent 5% of any class of outstanding securities) or in any other representative or individual capacity, engage in or render any services to any person and/or business that provides, sells, distributes, or markets any products or services that compete with the Company in the data communications and/or telecommunications services consulting business (the “Restricted Business Area”) within any geographic areas in which the Company conducts or has conducted business or provides or has provided products or service. Additionally, You covenant and agree that for one year after the termination of Your employment with the Company for any reason by either You or the Company, You shall not, without the prior written consent of the Company, indirectly or directly, in any capacity, render any services that compete with the Company in the Restricted Business Area to any person and/or business that was a customer/client of the Company in the twelve month period prior to the date of the termination of Your employment or was a prospective customer/client whose business was solicited by the Company during the six-month period prior to the termination of Your employment with the Company.
          10. Non-Solicitation. You covenant and agree that, during the period of Your employment and for one year following termination of Your employment for any reason by either You or the Company, You will not, either directly or indirectly, for Yourself or for any third party, except as otherwise agreed to in writing by the Company (a) employ or hire any person who is employed by the Company (whether as an employee or as an independent contractor) with any business or other entity that does business in the Restricted Business Area; (b) solicit, induce, recruit, or cause (or attempt to solicit, induce, recruit, or cause) any other person who is employed by the Company (whether as an employee or as an independent contractor) to terminate their employment for the purpose of joining, associating, or becoming employed with any business or other entity, or (c) solicit, induce, recruit, or do business with in the Restricted Business Area (or attempt to solicit, induce, recruit, or do business with) any entity or individual that was/is a customer/client of the Company during the twelve month period prior to the termination of Your employment and/or a prospective customer/client of the Company during the six-month period prior to the termination of Your employment.
          11. Remedies for Breach of Covenants. Regarding paragraphs 7-10 of this Agreement:
     a. The Company and You specifically acknowledge and agree that the foregoing covenants in paragraphs 7-10 are reasonable in content and scope and are given by You knowingly, willingly, voluntarily, and for adequate and valid consideration. The Company and You further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority disagrees with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise modify the foregoing covenants of You in paragraphs 7-10 only so far as necessary to be enforceable as reasonable, notwithstanding and regardless of any law or authority to the contrary.
     b. The covenants set forth in paragraphs 7-10 of this Agreement shall continue to be binding upon You notwithstanding the termination of Your employment with the Company for any reason. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between You and the Company. The existence of any claim or cause of action by You against the Company shall not constitute a defense to the enforcement by the Company of any or all such covenants. You expressly agree that the remedy at law for the breach of any such covenant is inadequate, that You shall not defend against any claim by the Company on the basis of an adequate remedy of law, that injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof, that the party bringing the claim shall not be required to post bond in pursuit of such claim, and that the prevailing party shall on any such claim be entitled to recover attorneys’ fees, expert witness fees, and costs incurred in pursuit of such claim, notwithstanding and regardless of any law or authority to the contrary.
     c. Nothing herein contained is intended to waive or to diminish any right the Company or You may have at law or in equity at any time to protect and defend legitimate property interests, including business relationships with third parties, the foregoing provisions being intended to be in addition to and not in derogation or limitation of any other right the Company or You may have at law or in equity.
          12. Termination. This Agreement (other than paragraphs 7-10 hereof, which shall survive any termination hereof for any reason) may be terminated as follows:
     (a) In the event of Your death or Disability (as defined herein) during the Term, this Agreement shall terminate and You (or Your estate) shall be entitled to any compensation earned by You through the date of such death/Disability and to any standard benefits then provided by the Company to employees at Your level for such death/Disability. In addition, the Company shall reimburse you or your estate for expenses accrued and payable under Section 6 hereof and provide all other vested accrued benefits to which You are entitled under any agreements between You and the Company and any applicable Company plans, programs, policies and arrangements, including without limitation any Production Bonus payable pursuant to the Incentive Compensation Agreement. For purposes of this Agreement, “Disability” shall mean Your physical or mental disability so as to render You substantially incapable — as determined by the Company in its reasonable good-faith judgment — of carrying out Your usual and essential functions of Your employment as reasonably defined by the Company for a period of 45 consecutive days or more or for more than 90 days in a twelve month period.
     (b) The Company may terminate this Agreement at any time, with or without Cause, upon written notice to You. You may terminate this Agreement and Your employment hereunder at any time upon thirty (30) days written notice to the Company, for which notice period You shall receive Your Base Salary even if the Company relieves You of Your duties during such period, as it is entitled to do. In addition, the Company shall reimburse you for expenses accrued and payable under Section 6 hereof and provide all other vested accrued benefits to which You are entitled under any agreements between You and the Company and any applicable Company plans, programs, policies and arrangements, including without limitation any Production Bonus payable pursuant to the Incentive Compensation Agreement.
     (c) If the Company terminates this Agreement without Cause, then the Company shall 1) pay Your Base Salary through the date of such termination 2) provide you with severance pay consisting of six (6) months Base Salary (payable over six months according to the Company’s then regular payroll schedule), 3) immediately vest any then remaining unvested Options or restricted stock, 4) pay the first three (3) months of premium for any COBRA coverage you elect through the Company, if any, 5) make reimbursement for expenses accrued and payable under Section 6 hereof, and 6) provide all other vested accrued benefits to which You are entitled under any agreements between You and the Company and any applicable Company plans, programs, policies and arrangements, including without limitation any Production Bonus payable pursuant to the Incentive Compensation Agreement.

     (d) If the Company terminates this Agreement with Cause, then You shall receive Your Base Salary through such date of termination. In addition, the Company shall reimburse you for expenses accrued and payable under Section 6 hereof and provide all other vested accrued benefits to which You are entitled under any agreements between You and the Company and any applicable Company plans, programs, policies and arrangements, including without limitation any Production Bonus payable pursuant to the Incentive Compensation Agreement.
     (e) For purposes of this Agreement, “Cause” occurs when You, in the Company’s good faith belief, do any of the following:
     (i) Commit any criminal act under federal, state or local law, where such act would be a) a felony or b) a crime involving moral turpitude which, in the reasonable judgment of the Company, has materially interfered or will materially interfere with Your ability to perform Your duties hereunder, or has caused or will cause harm to the Company or its business; provided that, for purposes of this provision, a finding of guilt and/or plea of guilty/nolo contender (no contest) is sufficient but not necessary.
     (ii) Breach any provision of this Agreement, including, but not limited to by acting dishonestly or negligently regarding Your performance hereunder.
     (iii) Fail to perform Your material duties under this Agreement (other than for reasons related to illness, injury or temporary disability).
     (iv) Violate any applicable local, state or federal law relating to discrimination or harassment.
     (v) Violate the Company’s policies and/or practices applicable to employees at Your level, including, but not limited to, its employment policies and/or practices, including but not limited to non-discrimination, anti-harassment and non-retaliation policies and practices.
     (vi) Take any action, whether intentionally or not, or fail to act where such action/inaction has the effect of undermining or harming the Company, its business, its reputation or its customers/clients/employees.
     (vii) Fail to comply with any reasonable oral or written report or directive of the CEO or President of the Company.
     (f) Upon termination for any reason, You (i) agree to provide reasonable cooperation to the Company at the Company’s expense in winding up Your work for the Company and transferring that work to other individuals as designated by the Company, and (ii) agree reasonably to cooperate with the Company in litigation (other than litigation between You and the Company) as requested by the Company.
     (g) To be eligible for any payments under this Section 12, You must (i) execute and deliver to the Company a final and complete release in a form that is reasonably acceptable and approved by the Company (said release shall not release the Company from any obligation to pay you under this Section 12 unless mutually agreed by You and the Company), and (ii) in the Company’s good faith belief, be in full compliance with the provisions of paragraphs 7-10 hereof at the time of any such payment.
     (h) Notwithstanding anything in this Agreement to the contrary, a termination will be deemed to have occurred pursuant to this Section 12 if there should occur any of the following (“Constructive Termination”): (a) a substantial diminution in Your duties, unless You consent in writing to such change; (b) a reduction, without Your written consent, in Your Base Salary; or (c) a relocation of Your principal place of employment by more than fifty (50) miles without Your consent and without the Company providing you the opportunity to make your home or other remote location your principal place of employment.
          13. Mitigation. In the event of termination of this Agreement for any reason by either party, the Company shall be entitled to set off against the benefits (but not Base Salary) payable hereunder any benefits (but not Base Salary) received by You from any other source. The Company agrees that, if Your employment by the Company is terminated during the term of this Agreement, You are not required to seek other employment or to attempt in any way to reduce any amounts payable to You by the Company pursuant to this Agreement.
          14. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:
     (a) If to the Company:
The Management Network Group, Inc.
7300 College Boulevard — Suite 302
Overland Park, KS 66210
     (b) If to You:
Susan Simmons
[Home Address]
Either party may change its address for Notice by giving written notice to the other.
          15. General Provisions:
     a. Governing law and Consent to Jurisdiction. This Agreement and all disputes relating to Your employment with the Company shall be subject to, governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts, irrespective of any choice of law and/or of the fact that one or both of the parties now is or may become a resident of a different state. Each party hereto hereby expressly submits and consents to the exclusive personal jurisdiction and exclusive venue of the federal and state courts of competent jurisdiction in the Commonwealth of Massachusetts, notwithstanding any applicable law to the contrary.
     b. Assignability. This Agreement, including but not limited to paragraphs 7-10, shall be binding upon and inure to the benefit of the Company, its respective successors, heirs, and assigns. Except as expressly set forth herein, this Agreement may not be assigned by You without the express written consent of the Company.
     c. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.
     d. Construction of Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto. This Agreement shall not be strictly construed against either party.
     e. Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.
     f. Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph or provision of this Agreement.
     g. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.
If the foregoing terms meet with our understanding, please sign this Agreement where indicated below.

Very truly yours, CAMBRIDGE STRATEGIC MANAGEMENT GROUP, INC.
By:	/s/ Richard P. Nespola
Richard P. Nespola
Chief Executive Officer
Confirmed as of the date first written above:
/s/ Susan Simmons
Susan Simmons